                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                FIRST CONSULTING GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (6) Amount Previously Paid:
         -----------------------------------------------------------------------
     (7) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (8) Filing Party:
         -----------------------------------------------------------------------
     (9) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                 April 30, 1999

To Our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Tuesday, June 8, 1999 at 9:00 a.m. local time.

    The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

    It is important that you use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANY-ING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

    We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ LUTHER J. NUSSBAUM

                                          Luther J. Nussbaum
                                          CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                       111 W. OCEAN BOULEVARD, 4TH FLOOR
                          LONG BEACH, CALIFORNIA 90802

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 1999

TO THE STOCKHOLDERS OF FIRST CONSULTING GROUP, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Consulting Group, Inc., a Delaware corporation ("FCG" or the "Company"), will be held on June 8, 1999 at 9:00 a.m. local time at the Company's principal executive offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 for the following purposes:

    1. To elect three directors to hold office until the 2002 Annual Meeting of Stockholders.

    2. To ratify the selection of Grant Thornton LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Stockholders of record at the close of business on April 20, 1999 are entitled to notice of, and to vote at, this Annual Meeting and any adjournment or postponement thereof.

    All stockholders are cordially invited to attend the Company's Annual Meeting in person. Whether or not you expect to attend, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                        By Order of the Board of Directors

                                        /s/ PATRICIA A. LOWERY

                                        Patricia A. Lowery
                                        SECRETARY

Long Beach, California
April 30, 1999

                                     [LOGO]

                       111 W. OCEAN BOULEVARD, 4TH FLOOR
                          LONG BEACH, CALIFORNIA 90802

                       PROXY STATEMENT FOR ANNUAL MEETING
                           OF STOCKHOLDERS TO BE HELD
                                ON JUNE 8, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of First Consulting Group, Inc., a Delaware corporation ("FCG" or the "Company"), for use at the Annual Meeting of Stockholders to be held on June 8, 1999 at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's principal executive offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, CA 90802. The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 1999 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on April 20, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 20, 1999 the Company had outstanding and entitled to vote 22,641,070 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 111 W. Ocean Boulevard, 4th Floor, Long Beach, CA 90802, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

    Stockholder proposals for inclusion in the proxy statement of FCG to be issued in connection with the Company's 2000 Annual Meeting of FCG stockholders must be delivered to or mailed and received at the principal executive offices of FCG between the close of business on March 9, 2000 and the close of business of April 10, 2000. However, in the event public announcement of the date of the Company's 2000 Annual Meeting of FCG stockholders is first made by FCG fewer than seventy days prior to the date of such annual meeting, proposals must be delivered or received no later than the close of business on the tenth day following the day on which public announcement is first made by FCG.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of eleven members, with one vacancy. Pursuant to the Company's bylaws, the remaining members of the Company's Board of Directors shall fill the vacancy as soon as practicable. There are three directors in the class whose term of office expires in 1999. Each of the nominees for election to this class is currently a director of the Company. Mr. Heck and Mr. Olson were previously elected by the stockholders of the Company, and Mr. Baldino, Jr. was appointed by the Board of Directors on December 15, 1998, pursuant to the terms of the Agreement and Plan of Merger and Reorganization by and among FCG, Integrated Systems Consulting Group and Foxtrot Acquisition Sub, Inc., a then wholly-owned subsidiary of FCG, dated September 9, 1998, as amended by the First Amendment dated as of November 11, 1998. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

    FRANK BALDINO, JR., Ph.D., age 45, has served FCG as a director since December 1998. Mr. Baldino founded and has served as President, Chief Executive Officer and a director of Cephalon, Inc., an integrated specialty biopharmaceutical company that discovers, develops and markets products to treat neurological disorders, since 1987. Dr. Baldino's previous positions include Senior Research Biologist in Neuroscience at E.I. DuPont de Nemours & Company, as well as several research and instructional positions at UMDNJ-Rutgers Medical School, A.I. DuPont Institute, and Temple University School of Medicine. Dr. Baldino is on the Board of Directors of Pharmacopeia, Inc., ViroPharma, Inc., and certain other closely-held companies and charitable organizations.

    STEVEN HECK, age 50, has served FCG as President since October 1998 and as Executive Vice President, Practice since April 1995 and as a director since April 1997. Mr. Heck served as Vice President, Practice from April 1991 to March 1995. From 1990 to 1991, Mr. Heck served as Chief Information Officer of Evangelical Health Systems. Mr. Heck served FCG as Vice President, Midwest Region from May 1987 to December 1989. Prior to joining FCG, Mr. Heck was the managing Partner of the Great Lakes Health Care Practice at Price Waterhouse LLP from 1985 to 1987.

    STEPHEN E. OLSON, age 57, has served FCG as a director since April 1997. Since 1988, Mr. Olson has served as Chairman of the Board of The Olson Company, a developer of landmark residential communities within urban environments. Since 1992, Mr. Olson has also served as Chairman of the Board of Flowline, Inc., a high-technology company specializing in intelligent sensors and controls. Mr. Olson serves as a director of several private companies. Mr. Olson received a B.A. from the University of Redlands and an M.B.A. from Pepperdine University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

    DONALD R. CALDWELL, age 52, has served FCG as a director since December 1998. Mr. Caldwell has been President and Chief Operating Officer of Safeguard Scientifics, Inc. since February 1996. He was an Executive Vice President of Safeguard Scientifics, Inc. from December 1993 to February 1996. Prior to that time, Mr. Caldwell was President of Valley Forge Capital Group, Ltd., a business mergers and acquisition advisory firm that he founded, from April 1991 to December 1993 and an executive officer of a predecessor company of Cambridge Technology Partners (Massachusetts), Inc., a provider of information technology consulting and software development, from December 1989 to March 1991. Mr. Caldwell's prior positions included serving as a partner in the national office of Arthur Young & Co. (a predecessor to Ernst & Young, LLP). Mr. Caldwell is a director of Compucom, Diamond Technology Partners Consulting, inc., Quaker Chemical Corporation, Drexel University and Safeguard Scientifics, Inc., as well as two privately-held companies.

    STANLEY R. NELSON, age 72, has served FCG as a director since April 1997. From 1993 to August 1997, Mr. Nelson was President of the Center for Clinical Integration, Inc., the predecessor of the Scottsdale Institute, formerly a subsidiary of FCG. Since 1988, Mr. Nelson has been an independent healthcare consultant to various organizations. Prior to 1988, Mr. Nelson served as the President and Chief Executive Officer of the Henry Ford Healthcare Corp. in Detroit, Michigan and, prior to that, the Abbott-Northwestern Hospital in Minneapolis, Minnesota. Mr. Nelson currently serves as a director of the Scottsdale Institute, formerly a subsidiary of FCG. Mr. Nelson received a B.S. and an M.H.A. from the University of Minnesota.

    LUTHER J. NUSSBAUM, age 52, has served FCG as Chief Executive Officer since October 1998 and as Executive Vice President, Worldwide Practice Support since April 1995 and has been a director since November 1997. Prior to joining FCG, Mr. Nussbaum was the President of Nussbaum & Associates, a strategic and information consulting firm, from 1993 to 1995. From 1989 to 1993, Mr. Nussbaum served as President and Chief Executive Officer of Evernet Systems, Inc., a national network systems integration company. From 1986 to 1989, Mr. Nussbaum was the President and Chief Operating Officer of Ashton-Tate Corp., a microcomputer software development company. Mr. Nussbaum serves as a director of First Consulting Group (UK) Ltd. and First Consulting Group (Ireland) Ltd., subsidiaries of FCG, and four private entrepreneurial companies. Mr. Nussbaum received a B.A. from Rhodes College and an M.B.A. from Stanford University.

    JACK O. VANCE, age 74, has served FCG as a director since April 1997. Mr. Vance is the Managing Director of Management Research, Inc., a management consulting firm. From 1973 to 1989, Mr. Vance was the Managing Partner of the Los Angeles office of McKinsey & Company and served on the Executive Committee of that firm's Board of Directors from 1962 to 1989. Mr. Vance serves as a director of International Rectifier Corporation, a supplier of power semiconductor components, Semtech Corporation, a manufacturer of analog semiconductor products, and several private companies. Mr. Vance received a B.S. from the University of Louisville and an M.B.A. from the Wharton School of the University of Pennsylvania.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

    STEVEN LAZARUS, age 67, has served FCG as a director since April 1997. Since 1986, Mr. Lazarus has served as a senior principal of various venture capital funds associated with ARCH Venture, including President and Chief Executive Officer of ARCH Development Corporation and Managing Director of ARCH Venture Partners. From 1986 to 1994, Mr. Lazarus served as the Associate Dean of the Graduate School of Business at the University of Chicago. He currently serves as a director of Amgen Inc., a biotechnology company, Primark Corporation, an information services company, Illinois Superconductor Corporation, which develops radio frequency equipment for the wireless communications industry, and New Era of Networks, Inc., which develops packaged solutions for application integration. Mr. Lazarus received a B.A. from Dartmouth College and an M.B.A. from the Harvard University Graduate School of Business.

    DAVID S. LIPSON, age 45, has served FCG as a director since December 1998. He co-founded ISCG and was Chairman of the ISCG Board of Directors and ISCG's Chief Exectuive Officer, President and Treasurer since its inception. Mr. Lipson has more than 30 years of industry experience in executive management and sales and marketing. His previous employers include IBM, Control Data Corporation, Dun & Bradstreet Computer Services, SunGuard Data Systems Inc. and Digital Equipment Corporation. Mr. Lipson currently serves as a director of Prescient Systems.

    SCOTT S. PARKER, age 64, has served FCG as a director since November 1997. He has served as the President and Chief Executive Officer of Intermountain Health Care since 1975. Mr. Parker serves as a director of First Security Corporation MMI Companies, Inc., a community and commercial bank, and Questar Corporation, a natural gas and energy services holding company. Mr. Parker received a B.A. from the University of Utah and an M.H.A. from the University of Minnesota.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1998, the Board of Directors held eight meetings and passed six actions by unanimous written consent. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee of the FCG Board reviews the internal accounting procedures of FCG and consults with and reviews the services provided by, FCG's independent auditors. The Audit Committee is composed of three non-employee directors: Messrs. Olson, Lazarus and Nelson. It did not meet during the fiscal year ending December 31, 1998.

    The Compensation Committee of the FCG Board reviews and recommends to the FCG Board the compensation and benefits of all officers of FCG and reviews general policy relating to compensation and benefits of employees of FCG. The Compensation Committee is composed of three non-employee directors: Messrs. Olsen, Vance, and Nelson. It met once and passed four actions by unanimous written consent during the fiscal year ending December 31, 1998.

    During the fiscal year ended December 31, 1998, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Grant Thornton LLP has audited the Company's financial statements since 1995. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Grant Thornton LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of FCG common stock as of December 31, 1998 by: (i) each stockholder who is known by FCG to own beneficially more than 5% of FCG common stock; (ii) each named executive officer of FCG; (iii) each director of FCG; and (iv) all directors and executive officers of FCG as a group.

                                                                         SHARES BENEFICIALLY
                                                                              OWNED(1)
                                                                       -----------------------
NAME OF BENEFICIAL OWNER                                                 NUMBER      PERCENT
---------------------------------------------------------------------  ----------  -----------
James A. Reep (2)....................................................   2,858,700       12.77%
David S. Lipson......................................................   2,246,767       10.03%
Associate 401(k) and Stock Ownership Plan (3)........................   1,589,544        7.10%
Brent A. Hanson (4)..................................................     826,200        3.69%

                                                                         SHARES BENEFICIALLY
                                                                              OWNED(1)
                                                                       -----------------------
NAME OF BENEFICIAL OWNER                                                 NUMBER      PERCENT
---------------------------------------------------------------------  ----------  -----------
Thomas A. Reep (5)...................................................     632,872        2.83%
Frank I. Mueller.....................................................     301,896        1.35%
Roy A. Ziegler (6)...................................................     207,616           *
Steven Heck (7)......................................................     173,142           *
Richard N. Kramer (8)................................................     167,292           *
Luther J. Nussbaum (9)...............................................     135,120           *
Donald R. Caldwell...................................................      11,524           *
Stanley R. Nelson (10)...............................................       9,033           *
Steven Lazarus (10)..................................................       9,033           *
Stephen E. Olson (10)................................................       9,033           *
Jack O. Vance (10)...................................................       9,033           *
Scott S. Parker (10).................................................       3,277           *
Frank Baldino, Jr., Ph.D (10)........................................       8,470           *
All directors and executive officers as a group (16 persons)
  (3)(11)............................................................   7,609,008       33.98%

------------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of FCG common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, FCG believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of FCG common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 22,394,170 shares of FCG common stock outstanding as of December 31, 1998. Certain shares are subject to repurchase at the original issuance price plus a growth factor. The growth factor is equal to the average interest rate compounded quarterly which FCG pays to a commercial lending institution in a calendar quarter (the "growth factor"). In the event that FCG has no borrowings for a particular quarter then the growth factor shall be the prime rate on the first day of the quarter, as announced in the Wall Street Journal, or if the Wall Street Journal discontinues such announcements, then it shall be the prime rate as announced by Bank of America.

(2) The business address of the named stockholder is c/o First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, California 90802. All shares are held by the Reep Family LLC, of which Fatima Reep is the Managing Member.

(3) The business address of the named stockholder is c/o First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, California 90802. The shares are held by Union Bank as trustee of the ASOP. FCG allocates shares of FCG common stock as matching contributions to certain of its executive officers. These executive officers have the right to acquire the fair market value of the stock allocated to their respective accounts upon termination of employment. Such stockholders also have the right to vote such shares of FCG common stock allocated under the ASOP with respect to the approval or disapproval of any FCG merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction. Of the shares held by the ASOP, 9,180 shares have been allocated to the accounts of the following named executive officers: Steven Heck (1,520 shares); Richard N. Kramer (1,500 shares); Frank I. Mueller (1,540 shares); James A. Reep (1,540 shares); Thomas A. Reep (1,540 shares) and Roy A. Ziegler (1,540 shares). All other executive officers as a group have been allocated a total of 9,280 shares.

(4) The business address of the named stockholder is c/o First Consulting Group, Inc., 6903 Rockledge Drive, Suite 920, Bethesda, Maryland 20817. The shares are held by The Brent A. Hanson Inter Vivos Trust, dated March 24, 1995, of which Mr. Hanson is trustee.

(5) The business address of the named stockholder is c/o First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, California 90802. The shares are held by The Reep Family Inter Vivos Trust, dated May 27, 1992, of which Mr. Reep and his wife, Patricia A. Reep, are trustees. Of the shares held, 73,864 are unvested shares as of October 30, 1998. Of such unvested shares, 36,932 are subject to repurchase by FCG at a price equal to $2.38 per share plus the growth factor and 36,932 shares are subject to repurchase by FCG at a price equal to $4.76 per share plus the growth factor.

(6) Of the shares held, 124,569 are unvested shares as of December 31, 1998. Of such unvested shares, 30,594 are subject to repurchase by FCG at a price equal to $0.44 per share plus the growth factor, 24,866 are subject to repurchase by FCG at a price equal to $0.53 per share plus the growth factor, 46,073 are subject to repurchase by FCG at a price equal to $0.57 per share plus the growth factor, and 23,036 are subject to repurchase by FCG at a price equal to $2.80 per share plus the growth factor.

(7) Of the shares held, 19,238 are unvested shares as of December 31, 1998. Of such unvested shares, 7,200 are subject to repurchase by FCG at a price equal to $0.22 per share plus the growth factor, 5,656 are subject to repurchase by FCG at a price equal to $0.53 per share plus the growth factor, 4,254 are subject to repurchase by FCG at a price equal to $0.57 per share plus the growth factor and 2,128 are subject to repurchase by FCG at a price equal to $2.80 per share plus the growth factor.

(8) Of the shares held, 117,104 are unvested as of December 31, 1998. Of such unvested shares, 78,069 are subject to repurchase by FCG at a price equal to $0.57 per share plus the growth factor and 39,035 are subject to repurchase by FCG at a price equal to $2.80 per share plus the growth factor.

(9) The shares are held by The Nussbaum Family Trust, a Revocable Living Trust, dated March 2, 1992, of which Mr. Nussbaum is trustee. Of the shares held, 94,583 are unvested shares as of December 31, 1998. Of such unvested shares, 63,055 are subject to repurchase by FCG at a price equal to $0.57 per share plus the growth factor and 31,528 are subject to repurchase by FCG at a price equal to $2.80 per share plus the growth factor.

(10) Includes options exercisable within 60 days of December 31, 1998, issued by the Company to the following directors and executive officers: Frank Baldino, Jr. (4,620); Steven Lazarus (6,933); Stanley R. Nelson (6,933); Stephen E. Olson (6,933); Scott S. Parker (1,933); and Jack O. Vance (6,933).

(11) Of the shares held, 763,998 are unvested shares as of December 31, 1998. In general, such unvested shares are subject to repurchase by FCG at a price equal to the original purchase price plus the growth factor.

COMPLIANCE UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Commission and the Nasdaq National Market. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms furnished to the Company and representations by the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ending December 31, 1998, except for the filing of certain Form 4's relating to distributions of the Company's common stock by the Company's Associate 401(k) and Stock Ownership Plan in 1998. Under the Company's Associate 401(k) and Stock Ownership Plan, employee contributions are matched with distributions of the Company's common stock.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    FCG currently provides annual cash compensation in the amount of $10,000 to directors for services in such capacity. Directors are also reimbursed for certain expenses in connection with attendance at Board of Director and committee meetings. Directors receive automatic grants of nonstatutory stock options under the 1997 Non-Employee Directors' Stock Option Plan and are eligible for grants of nonstatutory stock options under the 1997 Equity Incentive Plan. Currently, under the Non-Employee Director Restricted Stock Plan, each non-employee director is required to purchase and hold shares with an aggregate fair market value equal to the annual fees paid to the directors.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows, for the fiscal years ended December 31, 1998, December 31, 1997, and December 31, 1996, certain compensation awarded or paid to, or earned by, the Company's named executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                           ANNUAL COMPENSATION(1)   ---------------------
                                                                                         SECURITIES
                                                FISCAL     -----------------------       UNDERLYING             ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR       SALARY($)    BONUS($)        OPTIONS (#)       COMPENSATION ($)(1)
--------------------------------------------  -----------  -----------  ----------  ---------------------  --------------------
James A. Reep...............................        1998    $ 410,000   $  140,000               --                     --
Chairman of the Board                               1997      379,500      120,435               --             $   47,634(2)(3)
                                                    1996      379,500      129,654               --                     --

Luther J. Nussbaum..........................        1998      370,000       94,500               --                     --
Chief Executive Officer and Executive Vice          1997      324,500      127,533               --                 49,009(3)
  President, Worldwide Practice Support             1996      289,500       88,200               --                 38,095(4)

Steven Heck.................................        1998      370,000       66,150               --                     --
President and Executive Vice President,             1997      344,360      109,043               --                171,425(3)
  Practice                                          1996      344,360      105,525               --                276,679(4)

Don M. Tompkins.............................        1998      350,000       89,250               --                     --
Vice President and Managing Director,               1997      323,760      110,250               --                 57,328(3)
  Implementation Services                           1996      258,760       80,000               --                 36,195(4)

Richard W. Kramer...........................        1998      350,000       89,250               --                 49,564(5)
Vice President and Managing Director, East          1997      324,240       99,225               --                 44,560(3)
  Region                                            1996      284,240       95,288               --                     --

Roy A. Ziegler..............................        1998      350,000       89,250               --                     --
Vice President and Managing Director, West          1997      324,500       99,225               --                 51,111(3)
  Region                                            1996      259,500      139,200               --                     --

------------------------

(1) In accordance with the Commission rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for the fiscal year.

(2) Reflects a premium of $28,674 paid by FCG for a life insurance policy of which Mr. Reep is the beneficiary.

(3) Includes (i) imputed interest on interest-free loans by FCG to each of the named executive officers (except Mr. Reep) for the purchase of shares of FCG common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions made on behalf of each of the named executive officers (except Mr. Reep); (iii) an allocation of 1,000 shares to each of the named executive officers' accounts under the ASOP at an aggregate valuation of $1,190 per named executive officer; (iv) FCG's 50% matching contribution of FCG common stock under the ASOP for the account of Messrs. Reep, Heck, Nussbaum, Tompkins, Kramer and Ziegler with an estimated valuation of $4,750, $4,680, $4,750, $4,380, $4,620 and $4,750,
    respectively; and (vi) $90,700 in relocation expenses paid to Mr. Heck in 1997 and 1996, respectively.

(4) Includes (i) imputed interest on interest-free loans by FCG to each of the named executive officers (except Mr. Reep) for the purchase of shares of FCG common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions made on behalf of each of the named executive officers (except Mr. Reep); (iii) term life insurance premiums paid by FCG; (iv) an allocation of 200 shares to each of the named executive officers' accounts under the ASOP at an aggregate valuation of $957 per named executive officer; (v) FCG's 50% matching contribution of FCG common stock under the ASOP for the account of Messrs. Reep, Heck, Nussbaum, Tompkins, Kramer and Ziegler with an estimated valuation of $4,750, $4,680, $4,750, $4,380, $4,620 and $4,750, respectively; and (vi) $90,700 in relocation expenses paid to Mr. Heck in 1997 and 1996, respectively.

(5) Includes (i) imputed interest on interest-free loans by FCG for the purchase of shares of FCG common stock under the 1994 Restricted Stock Plan; (ii) a supplemental executive retirement plan contribution made on behalf of Mr. Kramer; (iii) FCG's 50% matching contribution of FCG common stock under the ASOP for the account of Mr. Kramer with an estimated valuation of $5,000;
    (iv) a taxable fringe benefit in the amount of $1,192; and (v) a term life insurance premium paid by FCG.

OPTION/STOCK APPRECIATION RIGHTS GRANTS AND EXERCISES

    No options or stock appreciation rights were granted to or exercised by any named executive officer during the fiscal year ending December 31, 1998.

                  REPORT OF THE COMPENSATION AND STOCK OPTION
                      COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

RESPONSIBILITIES AND COMPOSITION OF THE COMMITTEE

    The Compensation and Stock Option Committee (the "Compensation Committee") of the Company's Board of Directors (the "Board") is responsible for (i) recommending the type and level of compensation for directors, officers and employees of the Company, (ii) administering the Company's equity incentive plans, and (iii) granting incentive stock options and nonstatutory stock options which are not pursuant to the Company's equity incentive plans. The Compensation Committee is also responsible for reviewing the performance of the Company's executive officers. Compensation for directors, officers and employees of the Company are approved by the Board.

    The Compensation Committee is composed of three members of the Board:
Stephen E. Olsen, Jack O. Vance, and Stanley R. Nelson. Messrs. Olsen and Vance have never served as employees of the Company or its subsidiaries. Mr. Nelson is the Chairman and Chief Executive Officer of The Scottsdale Informatics Institute, formerly a wholly owned subsidiary of the Company. As of December 1998, the Scottsdale Institute is a separate entity organized under section 501(c)(3) of the Internal Revenue Code.

    This report describes the philosophy that underlies the components of the Company's executive compensation programs. It also describes the details of the key elements of such programs, as well as the rationale for compensation paid to the Company's Chief Executive Officer and its other officers.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    The Compensation Committee believes that all officers and employees should be compensated based on their contribution to the firm and to building sustainable long-term value for the Company's stockholders. In determining specific compensation programs, the Compensation Committee considers individual and group performance, including successful achievement of business, management and research objectives, maintenance of strong relationships with the firm's clients, new business generation and teamwork. The Compensation Committee strives to design compensation programs that will tie individual rewards to the Company's success and align interests between officers, employees and stockholders of the Company. The Compensation Committee also strives to design compensation programs that help retain its officers and employees and encourage personal and professional development and growth.

COMPENSATION OF OFFICERS GENERALLY

    Officer compensation programs typically consist of four components: base salaries, bonuses, equity incentives and other compensation. Base salaries are established on the basis of the officer's experience, salary history and contribution to the Company. Bonuses are established on the basis of individual achievement of established objectives, overall corporate performance and other factors. Equity incentives typically consist of stock purchases and stock option grants under the Company's equity incentive plans. The Company requires minimum stock purchases when a person becomes an officer with the Company. In addition, officers must hold a minimum number of shares of the Company's common stock throughout employment. Stock options are granted as inducements to employment with the Company, to aid in retention and to align the interest of such officers with those of the Company's stockholders. Other compensatory components typically consist of no-interest loans granted to vice presidents in connection with purchases of shares of the Company's common stock under the Company's equity incentive plans, relocation expenses, insurance premiums and similar payments. All components are evaluated annually to ensure that such components are appropriate and consistent with the strategic business objectives of the Company, corporate culture, and with enhancing stockholder value.

    BASE SALARY

    Base salary ranges and base salaries for the Company's officers are established at competitive levels according to the salaries attributable to comparable positions at comparable companies within the healthcare, management consulting and information services industries. The Compensation Committee reviews the base salary of each officer annually. The Compensation Committee considers each officer's level of responsibility, experience and overall contribution to the Company. The Compensation Committee also considers equity and fairness in setting the base salary of its officers. In making salary recommendations, the Compensation Committee exercises discretion based on the foregoing criteria. The Compensation Committee does not apply a specific formula to determine the weight of each factor considered.

    BONUSES

    Bonuses for the Company's officers are determined based on the attainment of specific business, management and research objectives. These objectives vary depending upon the position or role of the individual officer. The Compensation Committee also considers each officer's contribution to the Company's financial performance and organizational growth, including typical measurements of operational performance such as client continuity, utilization, employee turnover and professional development and growth. The Board establishes specific objectives for each officer the beginning of each year.

    STOCK OPTIONS AND OTHER EQUITY INCENTIVES

    The Compensation Committee administers the following equity incentive plans for the Company: (i) the 1997 Equity Incentive Plan, (ii) 1997 Non-Employee Directors' Stock Option Plan, (iii) 1994

Restricted Stock Purchase Plan, (iv) Non-Employee Directors' Restricted Stock Purchase Plan, and (v) Associate 401(k) and Stock Ownership Plan. The Compensation Committee also administers the equity incentive plans of the Company's subsidiaries. The Company's officers can receive stock option grants and other equity-based incentives under the 1997 Equity Incentive Plan, 1994 Restricted Stock Purchase Plan and the Associate Profit Sharing 401(k) and Stock Ownership Plan. The Company's officers may also receive non-statutory stock option grants that are inducements to employment and not pursuant to any of the Company's equity incentive plans.

    The Compensation Committee believes that all officers should hold an equity stake in the Company and requires its officers to purchase and hold a minimum number of shares of the Company's common stock. Under the Company's 1994 Restricted Stock Purchase Plan, each of the Company's vice presidents must sign a Restricted Stock Agreement (the "RSA"). The RSA requires each vice president to purchase and hold a minimum number of shares of the Company's common stock throughout employment with the Company. The number of shares required to be purchased and held under the RSA is equal in value to a specified multiple of such vice president's base salary. Shares of common stock purchased under the RSAs are subject to specified vesting periods, during which the Company retains the right to repurchase unvested shares at cost plus an amount equal to the original aggregate purchase price multiplied by a designated interest rate. These vesting provisions currently require that vice presidents remain with the Company for at least three years prior to vesting in a portion of the shares purchased under the RSA.

    Options to purchase shares of the Company's common stock are granted as incentives to the Company's officers to become employees of the Company, to aid in the retention of such officers and to align the interests of such officers with those of the stockholders. Options are granted when the officer first joins the Company, in connection with a significant change in an officer's responsibility and, occasionally, to achieve equity within an officer's peer group.

    In 1998, the Compensation Committee established an automatic stock option grant program to grant options to the Company's vice presidents based on the number of shares of the Company's common stock purchased under the RSAs. In 1998, the Company's vice presidents were granted an option to purchase one share of common stock for each share of common stock purchased under the RSAs. The Compensation Committee also granted options to purchase 100 shares of the Company's common stock to all non-officer employees of the Company as of January 1, 1998. The purpose of this grant was to provide an additional incentive to all non-officer employees to assist the Company in achieving financial growth and client satisfaction.

    The Compensation Committee grants incentive stock options to officers and employees of the Company. Individuals employed in foreign jurisdictions are typically granted non-statutory stock options. Options generally become exercisable over a six-year period (20% at the end of one year and 1.67% each month thereafter). Options granted during 1998 were granted at a price equal to the fair market value of the Company's common stock on the date of grant.

POLICY ON DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides in general that companies may not deduct in any taxable year compensation in excess of $1,000,000 paid to any Named Executive Officer, except to the extent such excess constitutes performance-based compensation. In order for incentive compensation to qualify as performance based compensation under
Section 162(m), the Company's discretion to grant awards must be strictly limited. The Company does not currently intend to qualify its incentive compensation plans under Section 162(m). The policy of the Company is to qualify future compensation arrangements to ensure deductibility, except in those cases where stockholder value is maximized by an alternative approach.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer's salary, bonus and other compensation follow the policies set forth above.

    James Reep served as the Company's Chief Executive Officer from March 1991 to October 1998. For the 1998 fiscal year, Mr. Reep's base salary was $400,000. Mr. Reep received a bonus of $140,000. Mr. Reep also received $5,000 in profit sharing under the Company's Associate Profit Sharing 401(k) and Stock Ownership Plan. Mr. Reep did not receive any option grants, purchase any restricted stock or other incentives under the Company's equity incentive plans.

    Luther Nussbaum has served as the Company's Chief Executive Officer since October 1998. Mr. Nussbaum's compensation was established in connection with his prior position as Executive Vice President, Worldwide Practice Support. No additional compensation was paid to Mr. Nussbaum upon his appointment as the Chief Executive Officer of the Company. For the 1998 fiscal year, Mr. Nussbaum's base salary was $360,000. Mr. Nussbaum received a bonus of $94,500. Mr. Nussbaum also received $5,000 in profit sharing under the Company's Associate Profit Sharing 401(k) and Stock Ownership Plan. Mr. Nussbaum did not receive any option grants, purchase any restricted stock or other incentives under the Company's equity incentive plans.

    The foregoing report has been approved by all of the members of the Committee.

                                          THE COMPENSATION COMMITTEE

                                          Stephen E. Olsen
                                          Jack O. Vance
                                          Stanley R. Nelson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPEN-SATION
  DECISIONS

    The Company has a Compensation Committee of the Board, of which Stanley R. Nelson, Stephen E. Olson, and Jack O. Vance are members. During fiscal year 1998, Mr. Nelson also served as director of the Scottsdale Informatics Institute, which was a subsidiary of the Company at that time.

COMPANY STOCK PRICE PERFORMANCE

    The stock price performance graph below includes companies required by the Securities and Exchange Commission and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed solicitating material or filed under such Acts.

    The following graph demonstrates a comparison of cumulative total returns based upon an initial investment of $100.00 in the Company's common stock as compared with the Hambrecht & Quist Technology Index and Nasdaq Composite. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company's relative stock price on February 13, 1998 (the date the Company's common stock began trading on the Nasdaq National Market) through December 31, 1998.

                                     [LOGO]

CERTAIN TRANSACTIONS

    FCG and its vice presidents have entered into certain agreements relating to the issuance of FCG's securities. Under the provisions of the 1994 Restricted Stock Plan, FCG's vice presidents have entered into restricted stock agreements ("RSAs") that require each vice president to purchase a minimum number of shares of FCG common stock. Shares of FCG common stock are purchased under the RSAs at a price per share equal to the price as quoted on Nasdaq. On and prior to July 30, 1997, FCG also provided certain of its vice presidents with non-qualified stock options to purchase shares of FCG common stock based on the number of shares purchased under the RSAs. These options were granted with exercise prices below the then-prevailing market value for shares of FCG common stock as determined by an independent valuation firm. In connection with the RSAs and stock option agreements entered into between FCG and its vice presidents FCG has, from time to time, made certain loans to its vice presidents equal to the following: (1) the aggregate purchase price for shares of FCG common stock purchased by a vice president under the 1994 Restricted Stock Plan; (2) the aggregate exercise price for stock options exercised by a vice president in connection with the 1994 Restricted Stock Plan; and (3) the aggregate amount of medicare and income taxes payable by a vice president as a result of the exercise of stock options granted in connection with the 1994 Restricted Stock Plan.

    The promissory notes evidencing such loans are generally non-recourse, non-interest bearing, and have a stated term of ten years. FCG records a compensation expense and FCG's vice presidents recognize income on the imputed interest attributable to these notes. Shares of FCG common stock purchased under the RSAs or pursuant to the exercise of stock options, for which purchase or exercise a loan was granted, are pledged as security for the outstanding principal amounts of the loans. Each vice president is required to pledge that number of shares having a market value equal to 120% of the amount remaining due under the loans. The RSAs require FCG's vice presidents to repay the outstanding principal amounts of such loans at the greater of (1) one-tenth ( 1/10) of the face amount of such loans, and (2) one-half ( 1/2) of the vice presidents' net after tax annual bonus. FCG's vice presidents may repay the outstanding principal amounts in advance without penalty. As of December 31, 1997, all of the outstanding options under these arrangements have been exercised and the outstanding aggregate principal amount under these loans equaled approximately $9.3 million. In the future, FCG plans to grant all stock options at market value and to match employee 401(k) contributions with shares of FCG common stock based on the market value of the shares at the time of grant.

    FCG has an ongoing, non-contractual business relationship with First Ticket Travel, whose sole proprietor is Fatima Reep, the wife of James A. Reep, Chairman of the Board, and former Chief Executive Officer and President of FCG. For the year ended December 31, 1998, FCG purchased travel services from First Ticket Travel in the amount of approximately $186,000.

    FCG entered into a consulting agreement with Stanley R. Nelson on September 1, 1997. The agreement provides that Mr. Nelson will be paid up to a maximum of $11,115 per month, for consulting services related to the administration of and strategic planning for the Scottsdale Institute. For the year ended December 31, 1998, FCG paid an aggregate of approximately $122,000 for such services.

    FCG has entered into indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. FCG also intends to execute such agreements with its future directors and officers.

    FCG believes that the foregoing transactions were in its best interest. As a matter of policy the transactions were, and all future transactions between FCG and any of its officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the FCG Board, will be on terms no less favorable to FCG than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of FCG.

OTHER BUSINESS

    The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors

                                          /s/ PATRICIA A. LOWERY

                                          Patricia A. Lowery
                                          SECRETARY

Long Beach, California
April 30, 1999

                          FOLD AND DETACH HERE
------------------------------------------------------------------------------

                       FIRST CONSULTING GROUP, INC.

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JUNE 8, 1999

     The undersigned hereby appoints Luther J. Nussbaum and Patricia A. Lowery and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of First Consulting Group, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at 111 W. Ocean Boulevard, Long Beach, CA 90802 on Tuesday, June 8, 1999 at 9:00 a.m. (local time, and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

               (Continued and to be signed on other side)

             Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------

/X/ PLEASE MARK YOUR
    VOTE AS INDICATED


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

               FOR all nominees              WITHHOLD
             listed below (except            AUTHORITY
               as marked to the           to vote for all
               contrary below).        nominees listed below.

                    / /                         / /


PROPOSAL 1:

     To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.

NOMINEES:
Frank Baldino, Jr., Steven Heck, Steven E. Olson

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE SUCH NOMINEE'S NAME BELOW:

------------------------------------------------------------------------------

PROPOSAL 2:  To ratify the selection of Grant Thornton LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

                     FOR               AGAINST         ABSTAIN
                     / /                 / /              / /


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                                  DATED             , 1999
---------------------   ---------------------           ------------
    Signature                 Signature

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.